Exhibit 99.1
NRG Energy, Inc. Reports Record First Quarter Results
First Quarter 2010 Financial Highlights
•	$601 million of adjusted EBITDA, excluding mark-to-market (MtM) impacts – up 26% from 2009

•	$242 million early settlement of NRG Common Stock Finance I (CSF I) facility

•	$237 million paydown on Term Loan B debt

•	$2,200 million 2010 EBITDA outlook reaffirmed
Moving Clean Energy Forward
•	Agreement with The Tokyo Electric Power Company (TEPCO), announced earlier today, to invest in Nuclear Innovation North America’s (NINA) STP 3&4 nuclear project

•	$154 million United States Department of Energy (DOE) grant for large scale post-combustion carbon capture project at WA Parish

•	Pending acquisition of 101 megawatt (MW) South Trent wind farm in Texas

•	10-year contract awarded for biomass use at Dunkirk Generating Station in New York

•	680 MW of solar and offshore wind development projects now under power purchase agreements and in active development
PRINCETON, NJ; May 10, 2010—NRG Energy, Inc. (NYSE: NRG) today reported net income of $58 million, or $0.22 per diluted common share for the first quarter of 2010, compared to $198 million, or $0.70 per diluted common share, for the first quarter of 2009. Income before taxes was $123 million in the first quarter of 2010 compared to $496 million generated in the first quarter of 2009. The $373 million decline in income before taxes is largely the result of a $456 million decrease in unrealized mark-to-market (MtM) derivative gains on economic hedges partly offset by contributions from Reliant Energy which NRG acquired on May 1, 2009.
Adjusted EBITDA, excluding MtM impacts, was $601 million for the first quarter of 2010, $124 million higher than the first quarter of 2009 EBITDA of $477 million. Reliant Energy contributed $190 million of EBITDA for the quarter, offsetting a $48 million decline in the Texas wholesale business. The net $142 million gain in EBITDA in the first quarter of 2010 compared to 2009 in Texas illustrates the complementary benefits of owning both generation and retail businesses in the state. Going forward, NRG is well positioned to continue to manage commodity price risk, minimize collateral requirements and reduce commercial transaction costs. The $18 million decline in wholesale EBITDA outside of Texas was driven by lower average hedged prices in the Northeast region and lower contributions from the international assets due to the sale of MIBRAG in June 2009, which was partially offset by a $23 million gain from the sale of Padoma in January 2010.
“In a weak commodity price environment, our record financial performance reflects the strength of our hedging program and continued operational excellence across our generation and retail businesses. While retaining our focus on delivering stellar financial results for the quarter, we also made significant progress in our renewables development program and, importantly, on our industry-leading STP nuclear development project as demonstrated by today’s announcement of TEPCO’s proposed investment,” commented David Crane, NRG President and Chief Executive Officer. “In addition, we concluded our search for a Chief Financial Officer during the quarter with the appointment of Christian Schade who brings a proven track record of creating shareholder value at highly entrepreneurial and fast-growing companies.”

Regional Segment Review of Results
Table 1: Income (Loss) before Income Taxes

($ in millions)	Three Months Ended
Segment	3/31/10		3/31/09

Reliant Energy (1)	(188	)(2)	—
Texas	375		378
Northeast	52		211
South Central	(4)		1
West	6		(3)
International	10		14
Thermal	4		4
Corporate (3)	(132)		(109)

Total	123		496

Less: MtM forward position accruals (4)	(111)		345
Add: Prior period MtM reversals (5)	(50)		17
Less: Hedge ineffectiveness(6)	(2)		4

Total, net of MtM impacts	186		164

(1)	Reliant Energy acquired May 1, 2009

(2)	Income (Loss) before Income Taxes for Reliant energy was $187 million before including $375 million of of unrealized MtM losses due to changes in the forward value of purchased electricity and gas resulting in a $188 million Loss before Income Taxes.

(3)	Includes interest expense of $137 million and $82 million for the first quarter of 2010 and 2009, respectively

(4)	Represents net MtM gains/(losses) on economic hedges that do not qualify for hedge accounting treatment.

(5)	Represents the reversal of previously recognized MtM gains/(losses) on economic hedges that do not qualify for hedge accounting treatment.

(6)	Represents ineffectiveness gains/(losses) due to a change in correlation, predominately between natural gas and power prices, on economic hedges that qualify for hedge accounting treatment.
MtM Impacts of Hedging Activities
The Company, in the normal course of business, enters into contracts to lock in forward prices for a significant portion of its expected power generation and to fulfill Reliant Energy’s supply requirements. Although these transactions are predominantly economic hedges of our generation portfolio and load requirements, a portion of these forward sales and purchases are not afforded hedge accounting treatment, in accordance with ASC 815, and the MtM change in value of these transactions is recorded to current period earnings. Included in the $123 million of income before taxes in the first quarter of 2010 was a $63 million forward net MtM loss on our economic hedges resulting from falling commodity prices and the combined wholesale and retail portfolio during the quarter. Excluding this impact, income before taxes, net of MtM impacts was $186 million. In the first quarter of 2009, there were $332 million net MtM gains on our economic hedges included in the $496 million of income before taxes. The net MtM gains on our wholesale portfolio were largely caused by decreasing power and natural gas prices. Excluding this impact, income before taxes, net of MtM impacts was $164 million for the first quarter of 2009.

Table 2: Adjusted EBITDA, net of MtM impacts

($ in millions)	Three Months Ended
Segment	3/31/10	3/31/09

Reliant Energy	190	—
Texas	272	320
Northeast	76	106
South Central	26	29
West	10	1
International	12	23
Thermal	8	7
Corporate	7	(9)

Adjusted EBITDA, net of MtM(1)	601	477

(1)	Excludes net domestic forward MtM gains/(losses), reversal of prior period net MtM gains/(losses), and hedge ineffectiveness gains/(losses) on economic hedges as shown in Table 1 above. Detailed adjustments by region are shown in Appendix A.
Reliant Energy: First quarter adjusted EBITDA, net of MtM impacts, totaled $190 million principally as a result of colder than normal weather which led to increased customer usage. Reliant’s financial performance for the quarter also benefited from a reduction in bad debt expense and improved customer retention. Total Retail revenues were $1,245 million on 11 TWh sold to both Mass and C&I customers while cost of sales, net of MtM, totaled $952 million, resulting in a Retail gross margin of $293 million. Other operating expenses incurred during the quarter totaled $103 million and included $49 million of selling, general and administrative expenses; $29 million of expenses associated with the call center and billing, credit, and collections; $16 million of gross receipts tax; and $9 million of bad debt expense.
Texas: Adjusted EBITDA, net of MtM impacts for the first quarter of 2010 for the Texas wholesale generation business decreased by $48 million to $272 million compared to the first quarter of 2009. Increased gas fleet generation of 94% was more than offset by lower margins from the baseload fleet resulting from lower hedged prices, a decline in nuclear generation, and higher fuel costs at WA Parish and Limestone, which drove an overall $37 million quarter over quarter decline in energy margins. Also, maintenance spending at South Texas Project (STP) was higher in the first quarter of 2010 versus 2009 by $9 million, largely due to the plant beginning preparations for its Unit 2 refueling and maintenance outage in April 2010.
Northeast: First quarter 2010 adjusted EBITDA, net of MtM impacts was $76 million, a decrease of $30 million from the first quarter of 2009. Net energy margins were unfavorable $38 million due to lower hedged prices. Due to the plan to retire Indian River unit 3 in 2014, the region incurred termination fees of $7 million related to the cancellation of environmental capital expenditures, as well as a $7 million write-off of construction in progress for the unit in the first quarter. This quarter’s results were positively impacted by an increase in capacity revenue of $8 million due to higher prices in New York and PJM in 2010.
South Central: Adjusted EBITDA, net of MtM impacts for the first quarter decreased by $3 million to $26 million. During the quarter the region experienced an 8% sales increase to its contract customers due to the colder than normal weather driving contract revenue higher by $11 million. However, this gain was offset by a decline in merchant margins due to the expiration of a merchant capacity agreement and a 20% decline in merchant megawatt-hours sold. The increased load requirements resulted in lower merchant sales which are generally at higher prices.

Liquidity and Capital Resources
Table 3: Corporate Liquidity

($ in millions)	March 31, 2010	December 31, 2009

Cash and cash equivalents	$1,813	$2,304
Funds deposited by counterparties	509	177
Restricted cash	7	2

Total Cash	$2,329	$2,483
Letter of credit availability	426	583
Revolver availability	964	905

Total Liquidity	$3,719	$3,971
Less: Funds deposited as collateral by hedge counterparties	(509)	(177)

Total Current Liquidity	$3,210	$3,794

For the three months ended March 31, 2010, total liquidity, excluding collateral received, decreased by $584 million primarily due to lower cash and cash equivalent balances of $491 million and lower availability of the Synthetic Letter of Credit Facility of $157 million, partially offset by a $59 million increase in the Revolving Credit Facility. The change in cash and cash equivalents is primarily due to $114 million of cash flow from operations offset by $185 million of capital expenditures, $237 million in repayments to the Term Loan B facility, and $190 million of debt reduction as a result of the early settlement of the CSF I facility. This amount excludes $52 million of accrued interest bringing the total settlement of the CSF I facility to $242 million.
TEPCO Partners in STP 3&4
TEPCO, one of the world’s largest operators of nuclear plants, will invest $155 million—through its U.S.-based subsidiary—for a 10% share of NINA Investments Holdings’ interest in the STP expansion, STP units 3&4, once a conditional commitment for U.S. Department of Energy loan guarantee is secured for the project. NINA Investments Holdings is a wholly owned subsidiary of NINA. This $155 million includes a $30 million option payment to NINA Investments Holdings, enabling TEPCO to buy an additional 10% share of the company for an additional $125 million within approximately one year.
With this initial transaction, TEPCO would hold a 9.2375% interest in STP 3&4, bringing NINA’s share to 83.1375%, and leaving CPS Energy’s share at 7.625%. TEPCO would also be responsible for 10% of all STP expansion capital costs and up to 20% of these costs if the company exercises its option to increase its ownership to 20% of NINA Investments Holdings’ interest in the STP expansion. TEPCO would then own approximately 18% of the project itself, or roughly 500 megawatts of emission-free generation—enough to power about 400,000 households.
Post-Combustion Carbon Capture Project selected by DOE
On March 9, 2010, NRG’s 60 MW post-combustion carbon capture demonstration project was selected by the DOE to receive up to $154 million from the American Recovery and Reinvestment Act. Scheduled to start operation in 2013, the project will be located at the WA Parish facility.
Letter of Intent to Acquire South Trent wind farm
On March 4, 2010, NRG signed a binding letter of intent to purchase the South Trent wind farm near Sweetwater, Texas. The 101 MW operating wind farm consists of 44 turbines and has a 20-year power purchase agreement with AEP Energy Partners, Inc. The proposed acquisition must be approved by the Public Utility Commission of Texas and is expected to close in the second quarter of this year.

Biomass use at Dunkirk moves forward
In April, NRG received a 10-year contract from the New York State Energy Research and Development Authority (NYSERDA) for power generated using renewable biomass fuel at the Dunkirk Generating Station in western New York. The project will produce up to 15 MWs of the station’s output and is expected to be online by the end of 2011.
Outlook for 2010
NRG is reaffirming its 2010 adjusted EBITDA guidance of $2,200 million, and adjusting cash flow from operations guidance to $1,300 million as a result of collateral postings in the first quarter. Free cash flow improved by $112 million to $462 million reflecting the expected proceeds from the agreement with TEPCO to invest in NINA discussed in the announcement earlier today.
Table 4: 2010 Reconciliation of Adjusted EBITDA Guidance ($ in millions)

($ in millions)	5/10/2010	2/23/2010

Wholesale	1,700	1,700
Retail	500	500

Updated adjusted EBITDA, excluding MtM adjustments guidance	2,200	2,200
Interest payments	(636)	(628)
Income tax	(75)	(75)
Collateral/Working capital/other changes	(189)	(72)

Cash flow from operations	1,300	1,425
Maintenance capital expenditures	(247)	(241)
Preferred dividends	(9)	(9)

Free cash flow – recurring operations	1,044	1,175
Environmental capital expenditures, net	(188)	(227)
Repowering investments, excl NINA	(92)	(78)

Free Cash Flow, before NINA	764	870
NINA Gross CapEx	(634)	(684)
Minority investor contributions	228	50
Project Financing	104	114

Total, Net of project funding	(302)	(520)

Free cash flow	462	350

Earnings Conference Call
On May 10, 2010, NRG will host a conference call at 9:00 a.m. eastern to discuss these results. To access the live webcast of the conference call and accompanying presentation materials, log on to NRG’s website at http://www.nrgenergy.com and clicking on “Investors.” The webcast will also be archived on the site.
About NRG
NRG Energy, Inc., a Fortune 500 company, owns and operates one of the country’s largest and most diverse power generation portfolios. Headquartered in Princeton, NJ, the Company’s power plants provide more than 24,000 megawatts of generation capacity – enough to supply more than 20 million homes. NRG’s retail business, Reliant Energy, serves 1.6 million residential, business, and commercial and industrial customers in Texas. A past recipient of the energy industry’s highest honors – Platts Industry Leadership and Energy Company of the Year awards – NRG is a member of the U.S. Climate Action Partnership (USCAP), a group of business and environmental organizations calling for mandatory legislation to reduce greenhouse gas emissions. More information is available at www.nrgenergy.com.

Safe Harbor Disclosure
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions and include our adjusted EBITDA, cash flow from operations and free cash flow guidance, expected earnings, future growth, financial performance, environmental capital expenditures, and nuclear and other clean energy development, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, general economic conditions, hazards customary in the power industry, weather conditions, successful partnering relationships, government loan guarantees competition in wholesale power markets, the volatility of energy and fuel prices, failure of customers to perform under contracts, changes in the wholesale power markets, changes in government regulation of markets and of environmental emissions, the condition of capital markets generally, our ability to access capital markets, unanticipated outages at our generation facilities, adverse results in current and future litigation, the inability to implement value enhancing improvements to plant operations and companywide processes, our ability to achieve the expected benefits and timing of development projects, and the 2010 Capital Allocation Plan.
NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The adjusted EBITDA guidance and adjusted cash flow from operations, and free cash flows are estimates as of today’s date, May 10, 2010 and are based on assumptions believed to be reasonable as of this date. NRG expressly disclaims any current intention to update such guidance. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the Securities and Exchange Commission at www.sec.gov.
# # #
Contacts:

Media:	Investors:

Meredith Moore	Nahla Azmy
609.524.4522	609.524.4526

Lori Neuman	Stefan Kimball
609.524.4525	609.524.4527

Dave Knox	Erin Gilli
713.795.6106	609.524.4528

NRG ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended March 31,
(In millions, except for per share amounts)	2010	2009

Operating Revenues
Total operating revenues	$2,215	$1,658

Operating Costs and Expenses
Cost of operations	1,639	766
Depreciation and amortization	202	169
Selling, general and administrative	130	95
Development costs	9	13

Total operating costs and expenses	1,980	1,043
Gain on sale of assets	23	—

Operating Income	258	615

Other Income/(Expense)
Equity in earnings of unconsolidated affiliates	14	22
Other income/(loss), net	4	(3)
Interest expense	(153)	(138)

Total other expense	(135)	(119)

Income Before Income Taxes	123	496
Income tax expense	65	298

Net Income attributable to NRG Energy, Inc.	58	198
Dividends for preferred shares	2	14

Income Available for NRG Energy, Inc. Common Stockholders	$56	$184

Earnings per share attributable to NRG Energy, Inc. Common Stockholders
Weighted average number of common shares outstanding — basic	254	237
Net Income per Weighted Average Common Share — basic	$0.22	$0.78
Weighted average number of common shares outstanding — diluted	257	275
Net Income per Weighted Average Common Share — diluted	$0.22	$0.70

NRG ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2010	December 31, 2009
(In millions, except shares)	(unaudited)

ASSETS
Current Assets
Cash and cash equivalents	$1,813	$2,304
Funds deposited by counterparties	509	177
Restricted cash	7	2
Accounts receivable — trade, less allowance for doubtful accounts of $21 and $29, respectively	700	876
Inventory	549	541
Derivative instruments valuation	2,724	1,636
Cash collateral paid in support of energy risk management activities	533	361
Prepayments and other current assets	307	311

Total current assets	7,142	6,208

Property, plant and equipment, net of accumulated depreciation of $3,236 and $3,052, respectively	11,627	11,564

Other Assets
Equity investments in affiliates	421	409
Note receivable — affiliate and capital leases, less current portion	476	504
Goodwill	1,713	1,718
Intangible assets, net of accumulated amortization of $758 and $648, respectively	1,686	1,777
Nuclear decommissioning trust fund	382	367
Derivative instruments valuation	975	683
Other non-current assets	156	148

Total other assets	5,809	5,606

Total Assets	$24,578	$23,378

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt and capital leases	$152	$571
Accounts payable	595	697
Derivative instruments valuation	2,354	1,473
Deferred income taxes	174	197
Cash collateral received in support of energy risk management activities	509	177
Accrued expenses and other current liabilities	588	647

Total current liabilities	4,372	3,762

Other Liabilities
Long-term debt and capital leases	7,846	7,847
Nuclear decommissioning reserve	304	300
Nuclear decommissioning trust liability	262	255
Deferred income taxes	1,925	1,783
Derivative instruments valuation	439	387
Out-of-market contracts	277	294
Other non-current liabilities	885	806

Total non-current liabilities	11,938	11,672

Total Liabilities	16,310	15,434

3.625% convertible perpetual preferred stock (at liquidation value, net of issuance costs)	247	247
Commitments and Contingencies
Stockholders’ Equity
Preferred stock (at liquidation value, net of issuance costs)	—	149
Common stock	3	3
Additional paid-in capital	5,274	4,948
Retained earnings	3,388	3,332
Less treasury stock, at cost — 48,411,606 and 41,866,451 shares, respectively	(1,323)	(1,163)
Accumulated other comprehensive income	667	416
Noncontrolling interest	12	12

Total Stockholders’ Equity	8,021	7,697

Total Liabilities and Stockholders’ Equity	$24,578	$23,378

NRG ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(In millions)
Three months ended March 31,	2010	2009

Cash Flows from Operating Activities
Net income	$58	$198
Adjustments to reconcile net income to net cash provided by operating activities:
Distributions and equity in earnings of unconsolidated affiliates	(5)	(22)
Depreciation and amortization	202	169
Provision for bad debts	9	—
Amortization of nuclear fuel	10	10
Amortization of financing costs and debt discount/premiums	8	9
Amortization of intangibles and out-of-market contracts	—	(34)
Changes in deferred income taxes and liability for unrecognized tax benefits	74	299
Changes in nuclear decommissioning trust liability	11	6
Changes in derivatives	24	(304)
Changes in collateral deposits supporting energy risk management activities	(172)	312
Gain on sale of assets	(21)	(1)
Gain on sale of emission allowances	—	(7)
Amortization of unearned equity compensation	6	7
Changes in option premiums collected	92	(270)
Cash used by changes in other working capital	(182)	(233)

Net Cash Provided by Operating Activities	114	139

Cash Flows from Investing Activities
Capital expenditures	(185)	(233)
Increase in restricted cash, net	(5)	(1)
Decrease in notes receivable	7	3
Purchases of emission allowances	(34)	(35)
Proceeds from sale of emission allowances	9	8
Investments in nuclear decommissioning trust fund securities	(78)	(83)
Proceeds from sales of nuclear decommissioning trust fund securities	67	78
Proceeds from sale of assets	30	4
Other	(5)	—

Net Cash Used by Investing Activities	(194)	(259)

Cash Flows from Financing Activities
Payment of dividends to preferred stockholders	(2)	(14)
Net receipt from acquired derivatives that include financing elements	13	40
Proceeds from issuance of long-term debt	10	—
Proceeds from issuance of common stock, net of issuance costs	2	—
Payment of deferred debt issuance costs	(2)	(1)
Payments for short and long-term debt	(429)	(209)

Net Cash Used by Financing Activities	(408)	(184)

Effect of exchange rate changes on cash and cash equivalents	(3)	(2)

Net Decrease in Cash and Cash Equivalents	(491)	(306)
Cash and Cash Equivalents at Beginning of Period	2,304	1,494

Cash and Cash Equivalents at End of Period	$1,813	$1,188

Appendix Table A-1: First Quarter 2010 Regional EBITDA Reconciliation
The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to net income/(loss)

	Reliant			South
(dollars in millions)	Energy	Texas	Northeast	Central	West	International	Thermal	Corporate	Total

Net Income (Loss) attributable to NRG Energy, Inc	(188)	375	52	(4)	6	8	4	(195)	58

Plus:
Income Tax	—	—	—	—	—	2	—	63	65
Interest Expense	1	(13)	13	10	—	2	1	130	144
Amortization of Finance Costs	—	—	—	—	—	—	—	6	6
Amortization of Debt (Discount)/Premium)	—	—	—	2	—	—	—	1	3
Depreciation Expense	30	117	32	16	3	—	2	2	202
ARO Accretion Expense	—	1	(4)	—	1	—	—	—	(2)
Amortization of Power Contracts	69	(2)	—	(5)	—	—	—	—	62
Amortization of Fuel Contracts	(10)	(2)	—	—	—	—	—	—	(12)
Amortization of Emission Allowances	—	12	—	—	—	—	—	—	12

EBITDA	(98)	488	93	19	10	12	7	7	538
Less: MtM forward position accruals	(375)	238	38	(12)	—	—	—	—	(111)
Add: Prior period MtM reversals	(87)	22	19	(5)	—	—	1	—	(50)
Less: Hedge Ineffectiveness	—	—	(2)	—	—	—	—	—	(2)

Adjusted EBITDA, excluding MtM	190	272	76	26	10	12	8	7	601

Appendix Table A-2: First Quarter 2009 Regional EBITDA Reconciliation
The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to net income/(loss)

			South
(dollars in millions)	Texas	Northeast	Central	West	International	Thermal	Corporate	Total

Net Income (Loss) attributable to NRG Energy, Inc	217	211	1	(3)	12	4	(244)	198

Plus:
Income Tax	161	—	—	—	2	—	135	298
Interest Expense	29	13	12	—	—	2	71	127
Amortization of Finance Costs	—	—	—	—	—	—	6	6
Amortization of Debt (Discount)/Premium	—	—	—	—	—	—	4	4
Depreciation Expense	117	29	17	2	—	2	2	169
ARO Accretion Expense	1	—	—	1	—	—	—	2
Amortization of Power Contracts	(15)	—	(6)	—	—	—	—	(21)
Amortization of Fuel Contracts	—	—	—	—	—	—	—	—
Amortization of Emission Allowances	9	—	—	—	—	—	—	9

EBITDA	519	253	24	—	14	8	(26)	792
Exelon Defense Costs	—	—	—	—	—	—	5	5
Reliant retail transaction and integration costs	—	—	—	—	—	—	12	12

Adjusted EBITDA	519	253	24	—	14	8	(9)	809
Less: MtM forward position accruals	205	153	(5)	(1)	(9)	2	—	345
Add: Prior period MtM reversals	9	7	—	—	—	1	—	17
Less: Hedge Ineffectiveness	3	1	—	—	—	—	—	4

Adjusted EBITDA, excluding MtM	320	106	29	1	23	7	(9)	477

EBITDA, adjusted EBITDA and adjusted EBITDA, net of MtM impacts are non GAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The presentation of adjusted EBITDA and adjusted EBITDA, net of MtM impacts should not be construed as an inference that NRG’s future results will be unaffected by unusual or non-recurring items.
EBITDA represents net income before interest, taxes, depreciation and amortization. EBITDA is presented because NRG considers it an important supplemental measure of its performance and believes debt-holders frequently use EBITDA to analyze operating performance and debt service capacity. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are:
•	EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, working capital needs;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debts or the cash income tax payments;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in this industry may calculate EBITDA differently than NRG does, limiting its usefulness as a comparative measure.
Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to use to invest in the growth of NRG’s business. NRG compensates for these limitations by relying primarily on our GAAP results and using EBITDA and adjusted EBITDA only supplementally. See the statements of cash flow included in the financial statements that are a part of this news release.
Adjusted EBITDA is presented as a further supplemental measure of operating performance. Adjusted EBITDA represents EBITDA adjusted for reorganization, restructuring, impairment and corporate relocation charges, discontinued operations, write downs and gains or losses on the sales of equity method investments; Exelon defense costs, and Texas retail acquisition and integration costs; and factors which we do not consider indicative of future operating performance. The reader is encouraged to evaluate each adjustment and the reasons NRG considers it appropriate for supplemental analysis. As an analytical tool, adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating adjusted EBITDA, the reader should be aware that in the future NRG may incur expenses similar to the adjustments in this news release.
Free cash flow is cash flow from operations less capital expenditures, preferred stock dividends and repowering capital expenditures net of project funding and is used by NRG predominantly as a forecasting tool to estimate cash available for debt reduction and other capital allocation alternatives. The reader is encouraged to evaluate each of these adjustments and the reasons NRG considers them appropriate for supplemental analysis. Because we have mandatory debt service requirements (and other non-discretionary expenditures) investors should not rely on adjusted cash flow from operating activities or free cash flow as a measure of cash available for discretionary expenditures.